Exhibit 4.1

FOURTH AMENDMENT TO THE
RANGE RESOURCES CORPORATION
AMENDED AND RESTATED 1999 STOCK OPTION PLAN

     This Fourth Amendment to the Range Resources amended and restated 1999 Stock Option Plan (the “Plan”) is effective as provided herein and is made by Range Resources Corporation, a Delaware corporation (the “Company”):

     WHEREAS, the Company has established the Plan in order to attract able persons to serve as directors or to enter the employ of the Company and its affiliates, and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company rest, and whose present and potential contributions to the welfare of the Company and its affiliates are of importance, can acquire and maintain stock ownership thereby strengthening their concern for the welfare of the Company and its affiliates and, further, to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its affiliates;

     WHEREAS, the Plan was previously amended to increase the maximum aggregate number of shares of Stock that may be issued in connection with awards granted pursuant to the Plan from 6,000,000 shares to 8,750,000 shares, subject to adjustment;

     WHEREAS, the Board believes that to further the purposes of the Plan, the number of shares of Stock available for issuance under the Plan should be increased to 9,250,000 shares;

     WHEREAS, an increase in the aggregate number of shares of Stock that may be used in connection with the Plan must be approved by the stockholders of the Company, pursuant to Paragraph X of the Plan and section 422(b) of the Internal Revenue Code of 1986, as amended;

     WHEREAS, this Fourth Amendment is subject to stockholder approval.

     NOW, THEREFORE, the Plan is amended as provided herein, effective as of May 19, 2004, provided that the terms of this Fourth Amendment are approved by the Company’s stockholders, and, except as provided herein, the Plan shall continue to read in its current state:

1.	Paragraph V(a) of the Plan is hereby amended in its entirety to provide as follows:

     (a) Stock Grant and Award Limits. The Committee may from time to time grant Awards to one or more employees, Consultants or Directors determined by it to be eligible for participation in the Plan in accordance with the provisions of Paragraph VI. Subject to adjustment in the same manner as provided in Paragraph IX with respect to shares of Stock subject to Awards then outstanding, the aggregate number of shares of Stock that may be issued under the Plan shall not exceed 9,250,000 shares. Shares shall be deemed to have been issued under the Plan only (i) to the extent actually issued and delivered pursuant to an Award, or (ii) to the extent an Award is settled in cash. To the extent that an Award lapses or the rights of its Holder terminate, any shares of Stock subject to such Award shall again be available for the grant of an Award. For the sole purpose of complying with the compensation deduction limitations set forth in section 162(m) of the Code, no single individual may, in any calendar year, receive Awards which relate to in excess of 500,000 shares of Stock (subject to adjustment in the same manner as provided in Paragraph IX with respect to shares of Stock subject to Awards then outstanding). The limitation set forth in the preceding sentence shall be applied in a manner which will permit compensation generated under the Plan to constitute “performance-based” compensation for purposes of section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to

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the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Awards that are canceled or repriced.

     IN WITNESS WHEREOF, a duly authorized officer of the Company has executed this Fourth Amendment as set forth below.

RANGE RESOURCES CORPORATION
By:	/s/ JOHN H. PINKERTON
John H. Pinkerton
President & CEO

May 19, 2004

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